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                                      FOR:  Jarden Corporation

                              APPROVED BY:  Martin E. Franklin
                                            Chairman and
                                            Chief Executive Officer
                                            914-967-9400

                                            CONTACT: Investor Relations:
                                            Suzanne Rosenberg/Melissa Myron
                                            Press: Evan Goetz/Jennifer McCullam
For Immediate Release                       212-850-5600
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Jarden Corporation to Release Third Quarter Results and Broadcast Review Over
the Internet

October 17, 2002 2:13:00 PM ET

Q3 Earnings Per Share Expected to Exceed $0.75

RYE, N.Y., Oct. 17 /PRNewswire-FirstCall/ -- Jarden Corporation (NYSE:JAH) will release its third quarter earnings on Monday October 28, 2002 and invites investors to listen to a broadcast of the Company's conference call to discuss the results. The conference call will broadcast live on Monday, October 28, 2002 at 9:45 a.m. Eastern Time at http://www.jarden.com/financials.htm and will be archived online within one hour of the completion of the conference call until November 28, 2002. Participating in the call will be Martin E. Franklin, Chairman and Chief Executive Officer; and Ian Ashken, Vice Chairman and Chief Financial Officer.

The Company expects to report third quarter earnings per share in excess of $0.75, significantly higher than the current $0.62 First Call consensus estimate. The better-than-anticipated results are primarily being driven by stronger operating margins resulting from the mix of sales within Jarden's consumer product group and lower SG&A expense, which continues the trend experienced in the first half of 2002.

Prior to the earnings release, the Company will be filing amendments to its Form 10-K for the year ended December 31, 2001 and its Form 10-Q's for the quarters ended March 31, 2002 and June 30, 2002. The amendments are being filed to reflect more reportable segments than previously filed.

Jarden Corporation is a leading provider of niche consumer products used in home food preservation. Jarden's consumer products group is the U.S. market leader in home vacuum packaging systems and accessories, under the FoodSaver(R) brand and home canning and related products, primarily under the Ball(R), Kerr(R) and Bernardin(R) brands. Jarden's materials based

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group is the country's largest producer of zinc strip and manufactures plastic parts for other equipment manufacturers.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of ertain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission.